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                                                                     EXHIBIT 5.1


                                 July 30, 1999


Board of Directors
Interactive Pictures Corporation
1009 Commerce Park Drive
Oak Ridge, TN 37830

Gentlemen:

     We have acted as counsel to Interactive Pictures Corporation, a Tennessee corporation (the "Company"), in connection with the preparation and filing of its Registration Statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission relating to the proposed public offering and sale of 4,200,000 shares (4,830,000 shares if the underwriters' over-allotment option is exercised in full) of the Company's common stock, $.001 par value per share (collectively, the "Shares"). This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K in connection with the Registration Statement.

     In delivering this opinion, we have examined such documents as we have deemed necessary, including copies of the following documents:

     1. an executed copy of the Registration Statement and all amendments thereto;

     2.   the Restated Charter of the Company;

     3.   the Amended and Restated Bylaws of the Company;

     4. the corporate proceedings taken to date with respect to the authorization, issuance and sale of the Shares; and
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Board of Directors
July 30, 1999
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     5.   a form of underwriting agreement (the "Underwriting Agreement") to be executed between the Company, the Selling Shareholders (as defined therein) and the underwriters to be named therein.

     In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents and the conformity to authentic original documents of all documents submitted to us as certified, telecopies, photostatic or reproduced copies.

     Based upon and limited by the foregoing, and subject to the following qualifications and limitations, we are of the opinion that, as of the date hereof:

     1. The Company is a corporation duly incorporated and validly existing under the laws of the State of Tennessee; and

     2. The Shares, when issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

     This opinion letter has been prepared solely for your use in connection with the filing of the Registration Statement on the date of this opinion letter and should not be quoted in whole or in part or otherwise be referred to, nor filed with or furnished to any governmental agency or other person or entity, without the prior written consent of this firm. Our opinions are limited in all respects to the substantive law of the State of Tennessee, and accordingly, we express no opinion as to the laws of any other state or jurisdiction.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us under the caption "Legal Matters" in the Prospectus included in the Registration Statement.

                                        Very truly yours,

                                        BAKER, DONELSON, BEARMAN,
                                        & CALDWELL
                                        A Professional Corporation


                                        By:____________________________________